Exhibit 4.2

Safety Management Overseas S.A.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece

December 7, 2011

Safe Bulkers, Inc.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece

Re:	Amendment No. 1 to Management Agreement

To Whom It May Concern:

Reference is hereby made to that certain Management Agreement (the “Management Agreement”), dated as of May 29, 2008, by and between Safe Bulkers, Inc., a corporation formed under the laws of the Republic of The Marshall Islands (the “Parent”), and Safety Management Overseas S.A., a corporation organized under the laws of the Republic of Panama (the “Manager”).

1.	In accordance with Section 18.1 of the Management Agreement, the Parent and the Manager hereby amend the Management Agreement in accordance with the amendments contained herein.

(a)	The Management Agreement is hereby amended by adding the following definition to Section 1.1:

““Machairiotissa” means Machairiotissa Holdings Inc., a company organized and existing under the laws of the Republic of the Marshall Islands.”

(b)	The Management Agreement is hereby amended by replacing in its entirety the definition of the term “Proposed Change in Control of the Manager” contained in Section 1.1 of the Management Agreement with the following:

““Proposed Change in Control of the Manager” means:

(a)	the approval by the board of directors of the Manager or the shareholders of the Manager of a proposed sale of all or substantially all of the assets or property of the Manager necessary for the performance of its services under this Agreement; or

(b)	the approval of any transaction that would result in:

(i)	the Hajioannou Entities beneficially owning, directly or indirectly, less than 60% of the outstanding voting securities or voting power of the Manager or Machairiotissa, respectively; or

(ii)	the Hajioannou Entities together with all directors, officers and employees of the Manager beneficially owning, directly or indirectly, less than 80% of the outstanding voting securities or voting power of the Manager or Machairiotissa, respectively.

For purposes of this definition, the term Hajioannou Entities shall exclude reference to Machairiotissa.”

(c)	The Management Agreement is hereby amended by adding thereto a new Section 14.5 which shall read in its entirety as follows:

“Upon request of the Parent, the Manager shall promptly disclose to the Parent the respective ownership, both record and beneficial, interests in the Manager of (a) the Hajioannou Entities, (b) directors, officers and employees of the Manager as a group, and (c) any other persons who are record or beneficial owners of the Manager, together with the identities of such other persons.”

2.	Except as expressly amended or modified by this letter agreement, the Management Agreement shall continue and remain in full force and effect in accordance with its terms.

3.	This letter agreement shall be governed by, and construed in accordance with, the laws of England.

4.	(a)	Any dispute arising out of or in connection with this letter agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re−enactment thereof save to the extent necessary to give effect to the provisions of this Section 5. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

(b)	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
2

5.	This letter agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

6.	This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

3

If the foregoing is acceptable to you, please sign and return a copy of this letter, whereupon it will constitute a binding amendment to the Management Agreement.

Very truly yours,
SAFETY MANAGEMENT OVERSEAS S.A.

By:	/s/George Papadorpoulos
Name:	George Papadorpoulos
Title:	President

Accepted and agreed to as of the date first written above by:

SAFE BULKERS, INC.

By:	/s/Loukas Barmparis
Name:	Loukas Barmparis
Title:	President

[Signature Page − Amendment to Management Agreement]